Exhibit 99.1

Press Release
For Immediate Release

Media Relations Contact:	Investor Relations Contact:
Dave Mellin	William Davis
+1 720-840-4788	+1 917-519-6994
dmellin@gogoair.com	wdavis@gogoair.com

Betjemann Promoted to Chief Financial Officer for Gogo

Goldfine Named Controller and Chief Accounting Officer

BROOMFIELD, Colo. – Feb. 14 – Gogo Inc. (NASDAQ: GOGO), the world’s largest provider of broadband connectivity services for the business aviation market, today announced Jessica (Jessi) Betjemann will be promoted to Executive Vice President and Chief Financial Officer and Leigh Goldfine will be appointed to Chief Accounting Officer.

Both appointments become effective March 11 following current CFO Barry Rowan’s retirement on March 10. Rowan has served as Gogo’s CFO for nearly six years.

As CFO, Betjemann will lead Gogo’s financial operations including financial planning and analysis, accounting, treasury, tax, and internal audit. She will directly report to Oakleigh Thorne, Gogo’s Chairman and CEO.

“I’ve worked with Jessi for several years and am confident in her ability to lead the company financially, driving value for customers, shareholders and employees,” said Thorne. “I also want to thank Barry for his many years of dedicated service to Gogo. His vision and efforts transformed Gogo into a company with a strong balance sheet and a path for ongoing success.”

Betjemann brings more than two decades of experience building financial value and managing investment decisions for a variety of companies. She previously served as Gogo’s Senior Vice President of Finance, Chief Accounting Officer and Treasurer since August 2021, after joining the company as Vice President, Financial Planning and Analysis in August 2016. Notably, Betjemann helped lead Gogo through the sale of its Commercial Aviation division to Intelsat in December 2020, transforming Gogo into a private aviation-centric business.

Prior to joining Gogo in 2016, Betjemann served as Vice President of Strategic Business Planning at Nokia in 2016 and held several senior leadership roles in strategy and business operations at Alcatel-Lucent from 2007 to 2015. Prior to that, Betjemann held progressive strategy and finance roles at Lucent Technologies and AT&T.

She earned a Bachelor of Arts degree in mathematics and economics from Lafayette College in Easton, Pa., and a Master of Business Administration degree in finance, marketing and international business from the Stern School of Business at New York University. She resides in Naperville, Ill., with her husband and has two daughters currently attending college.

Goldfine re-joined Gogo in October 2022 as Vice President, Corporate Controller after serving as Assistant Controller for Intelsat’s Commercial Aviation division since April 2021. He transferred to Intelsat following Gogo’s Commercial Aviation division sale in 2020. He had previously worked at Gogo beginning in May 2010 where he served in progressive leadership roles in corporate accounting.

“Leigh has an impressive accounting background, and he knows Gogo very well,” Thorne said. “After working closely with him prior to his transition to Intelsat, and now with his return to Gogo, I believe he is the perfect person for this role.”

Throughout his career, Goldfine’s held progressive leadership roles in corporate accounting. From November 2005 to May 2010, he was promoted from a senior accountant to a manager of financial reporting for Richardson Electronics in LaFox, Ill. Prior to his time at Richardson, he held accounting positions with Exelon Corporation and Trizec Properties after starting his career with accounting firm BDO Siedman in 2000.

Goldfine is a Certified Public Accountant and holds a Bachelor of Arts degree in business administration-accounting, and master’s degree in accounting, both from the University of Wisconsin-Madison. He resides in Erie, Colo., with his family.

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

As of Sept. 30, 2022, Gogo reported 3,079 business aircraft flying with Gogo’s AVANCE L5 or L3 system installed, 6,777 aircraft flying with its ATG systems onboard, and 4,484 aircraft with narrowband satellite connectivity installed. Connect with us at business.gogoair.com.

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